Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-151437 on Form S-8 of our reports dated March 9, 2011, relating to the consolidated financial statements of LPL Investment Holdings Inc. and subsidiaries, and the effectiveness of LPL Investment Holdings Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of LPL Investment Holdings Inc. and subsidiaries for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Costa Mesa, California
March 9, 2011